Exhibit 99.3

RUBY TUESDAY, INC.
INDUCEMENT AND HIGH-PERFORMANCE AWARD

THIS INDUCEMENT AND HIGH-PERFORMANCE AWARD (the “Inducement and High-Performance Award” or “Award”) is made and entered into as of December 3, 2012 (the “Grant Date”) by and between Ruby Tuesday, Inc. (the “Company”), a Georgia corporation, and James J. Buettgen (“Employee”).  Upon and subject to the Terms and Conditions attached hereto and incorporated herein by reference, the Company hereby awards as of the Grant Date to Employee a non-qualified stock option (the “Option”), as described below, to purchase the Option Shares and the Restricted Shares, as described below.

I.  Option Grant.

A.           Type of Option:  Non-Qualified Stock Option.

B.           Option Shares:  All or any part of 500,000 shares of the Company’s common stock (the “Common Stock”), $.01 par value per share, subject to adjustment as provided in the attached Terms and Conditions.

C.           Exercise Price:  $7.81 per share.

D.           Option Period:  The Option may be exercised as to the Vested Option Shares during the Option Period which commences on the Grant Date and ends on December 3, 2019 or on an earlier date as provided in the attached Terms and Conditions.  Note that other restrictions to exercising the Option described in the attached Terms and Conditions may apply.

E.           Vested Option Shares:  The Option Shares are divided into two (2) tranches, as and to the extent indicated below, and shall become vested only if and to the extent the Performance Condition or Service Condition, as applicable, are satisfied.

(1)           Tranche 1 Performance Condition. 250,000 of the Option Shares are allocated to Tranche 1 (the “Tranche 1 Option Shares”).  The Tranche 1 Option Shares shall become Vested Option Shares in the event a share of Common Stock appreciates to $14 per share (or more) for a period of 20 consecutive trading days on or before December 3, 2015.

(2)           Tranche 2 Service Condition.  250,000 of the Option Shares are allocated to Tranche 2 (the “Tranche 2 Option Shares”).  The Tranche 2 Option Shares shall become Vested Option Shares, as and to the extent indicated below, only if and to the extent the Service Condition is satisfied.  The Service Condition is satisfied only if Employee provides Continuous Service to the Company and/or any affiliate for the period beginning with the Grant Date through the date described in the following Vesting Schedule:

Continuous Service Date	Percentage of Option Shares which are Vested Option Shares
Prior to December 1, 2013	0%
December 1, 2013 through November 30, 2014	33 1/3%
December 1, 2014 through November 30, 2015	66 2/3%
December 1, 2015 and after	100%

Employee shall be determined to have provided “Continuous Service” through the date specified in the Vesting Schedule above if Employee continues in the employ of the Company and/or any affiliate without experiencing a termination of employment pursuant to Section 6 of the Employment Agreement (a “Termination of Employment”).  All or a portion of the Option Shares may become Vested Option Shares on an earlier date as provided in the attached Terms and Conditions.

Any portion of the Option Shares which have not become Vested Option Shares in accordance with this Paragraph I.E or Section 1(b) of the attached Terms and Conditions before or at the time of Employee’s Termination of Employment shall be forfeited.

II.  Restricted Share Grant.

A.           Restricted Shares:  250,000 shares of Common Stock.

B.           Vesting:  The Restricted Shares shall become vested, as and to the extent indicated below, only if and to the extent the Service Condition is satisfied.  The Service Condition is satisfied only if Employee provides Continuous Service to the Company and/or any affiliate for the period beginning with the Grant Date through the date described in the following Vesting Schedule:

Continuous Service Date	Percentage of Restricted Shares which are Vested Shares
Prior to June 1, 2015	0%
June 1, 2015 and after	100%

Employee shall be determined to have provided “Continuous Service” through the date specified in the Vesting Schedule above if Employee continues in the employ of the Company and/or any affiliate without experiencing a Termination of Employment.  All or a portion of the Restricted Shares may become Vested Shares on an earlier date as provided in the attached Terms and Conditions.

The Restricted Shares which have satisfied, or are deemed to have satisfied, the Service Condition are herein referred to as the “Vested Shares.”  Any portion of the Restricted Shares which have not become Vested Shares in accordance with this Paragraph II.B or Section 2(a) of the attached Terms and Conditions before or at the time of Employee’s Termination of Employment shall be forfeited.

C.           Holding Period:  Once Restricted Shares become Vested Shares they will be subject to a six-month holding period, as provided in Section 2(e)(ii) of the attached Terms and Conditions.

IN WITNESS WHEREOF, the Company and Employee have executed and sealed this Award as of the Grant Date set forth above.

RUBY TUESDAY, INC.

By:		By:
	Name:		Name: James J. Buettgen
	Title:		Title: President and Chief Executive Officer

TERMS AND CONDITIONS TO THE
RUBY TUESDAY, INC.
INDUCEMENT AND HIGH-PERFORMANCE AWARD

1.	Terms and Conditions Applicable to the Option.

(a)
Exercise of Option.  Subject to the provisions provided herein, the Option may be exercised with respect to all or any portion of the Vested Option Shares at any time during the Option Period by the delivery to the Company, at its principal place of business, of:

(i)
a written notice of exercise in substantially the form attached hereto as Exhibit 1, which shall be actually delivered to the Company prior to the date upon which Employee desires to exercise all or any portion of the Option;

(ii)	payment to the Company of the Exercise Price multiplied by the number of Option Shares being purchased (the “Purchase Price”) as provided in Section 1(d); and

(iii)	payment of the tax withholding liability as provided in Section 1(e).

Upon acceptance of such notice and receipt of payment in full of the Purchase Price and the withholding liability, the Company shall cause to be issued a certificate representing the Option Shares purchased.

(b)
Termination of Employment.  The Service Condition with respect to the Tranche 2 Option Shares will be deemed satisfied as to all or a portion of the Tranche 2 Option Shares if Employee provides Continuous Service to the Company and/or any affiliate following the Grant Date through the date of any of the earlier events listed below:

(i)	In the event of a Termination For Disability (as defined in the Employment Agreement) or death, all Tranche 2 Option Shares shall become Vested Option Shares on the date of such event.

(ii)
Upon a Change in Control, all Tranche 2 Option Shares shall become Vested Option Shares on a date specified by the Committee no later than the business day immediately preceding the effective date of the Change in Control, subject to the discretionary authority of the Committee under Section 5 to take further action respecting the Option to the extent not inconsistent with this Section 1(b)(ii).

(iii)
In the event of a Termination Without Cause (as defined in the Employment Agreement), a pro rata portion of the Tranche 2 Option Shares shall become Vested Option Shares on the date of such event.  The pro rata portion of the Tranche 2 Option Shares that become Vested Option Shares shall be equal to the difference between (A) the product of (i) the number of Tranche 2 Option Shares granted under this Award and (ii) the lesser of (x) one (1) and (y) twelve (12) plus the number of completed full months between the Grant Date and the Termination Date (as defined in the Employment Agreement), divided by thirty six (36) and (B) the number of Tranche 2 Option Shares that became Vested Option Shares prior to the date of Employee’s Termination of Employment.

(c)
Early Expiration of Option Period.  The Option Period commences on the Grant Date and with respect to Vested Option Shares generally ends on the seventh anniversary of the Grant Date.  However, with respect to Vested Option Shares, the Option Period shall expire on an earlier date as follows:

(i)
in the event of a Termination Without Cause, Resignation Without Good Reason (as defined in the Employment Agreement) or Resignation For Good Reason (as defined in the Employment Agreement), the Option Period shall expire ninety (90) days following the Termination Date; and

(ii)	in the event of a Termination For Cause (as defined in the Employment Agreement), the Option Period shall expire fifteen (15) days following the Termination Date.

Except as provided in 1(b), in the event of a Termination of Employment before the Option Shares become Vested Option Shares, the Option Shares shall expire immediately upon such event without becoming exercisable.

(d)	Purchase Price. Payment of the Purchase Price for all Option Shares purchased pursuant to the exercise of an Option shall be made in cash or, alternatively, as follows:

(i)
by delivery to the Company of a number of shares of Common Stock which have been owned by Employee for at least six (6) months prior to the date of the Option’s exercise, having a Fair Market Value on the date of exercise either equal to the Purchase Price or in combination with cash to equal the Purchase Price; or

(ii)
by receipt of the Purchase Price in cash from a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System following delivery by Employee to the Committee of instructions in a form acceptable to the Committee regarding delivery to such broker, dealer or other creditor of that number of Option Shares with respect to which the Option is exercised; provided, however, any such cashless exercise must be effected in a manner consistent with the restrictions of Section 13(k) of the Securities Exchange Act of 1934 (Section 402 of the Sarbanes-Oxley Act of 2002).

(e)	Withholding. Employee must pay to the Company the full amount of the federal, state and local tax withholding obligation arising from the exercise of the Option.

(i)	The tax withholding liability may be paid in cash, or, alternatively, as follows:

(A)
by Employee making an Option Withholding Election on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) to reduce the number of Option Shares to be issued upon exercise by the whole number of shares of Common Stock having a Fair Market Value equal to the amount of withholding tax; or

(B)
by Employee making an Option Withholding Election prior to the Tax Date to have a broker, dealer or other “creditor” (as defined by Regulation T issued by the Board of Governors of the Federal Reserve System) deliver the amount of tax withholding due in cash to the Company after Employee has delivered to the Committee instructions acceptable to the Committee regarding the delivery of the number of Option Shares being exercised to such broker, dealer or other creditor provided, however, that any such delivery must be effected in a manner consistent with the restrictions of Section 13(k) of the Securities Exchange Act of 1934 (Section 402 of the Sarbanes-Oxley Act of 2002).

(ii)	An “Option Withholding Election” must be made substantially in the form attached as Exhibit 2 and may be made only if:

(A)	Employee delivers to the Company a completed written Option Withholding Election no later than on the Tax Date;

(B)	the Option Withholding Election is irrevocable and satisfies the requirements of the exemption provided under Rule 16b-3 of the Securities Exchange Act of 1934; and

(C)
Employee delivers to the Company the Option Withholding Election on a date determined by the Committee (i.e., at least six (6) months prior to the Tax Date or prior to the Tax Date and in any ten-day period beginning on the third day following the release of the Company’s quarterly or annual summary statement of sales and earnings), if Employee is considered by the Committee to be subject to Section 16 of the Securities Exchange Act of 1934.

The Committee may give no effect to any Option Withholding Election.

(f)
Rights as Shareholder.  Until the stock certificates reflecting the Option Shares accruing to Employee upon exercise of the Option are issued to Employee, Employee shall have no rights as a shareholder with respect to such Option Shares.  The Company shall make no adjustment for any dividends or distributions or other rights on or with respect to Option Shares for which the record date is prior to the issuance of that stock certificate, except as this Award otherwise provides.

(g)
Restriction on Transfer of Option and of Option Shares.  The Option evidenced hereby is nontransferable other than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of Employee only by Employee (or in the event of his Disability (as defined in the Employment Agreement), by his personal representative) and after his death, only by his legatee or the executor of his estate.

(h)
Special Limitation on Exercise.  Any exercise of the Option is subject to the condition that if at any time the Committee, in its discretion, shall determine that the listing, registration or qualification of the shares covered by the Option upon any securities exchange or under any state or federal law is necessary or desirable as a condition of or in connection with the delivery of shares thereunder, the delivery of any or all shares pursuant to the Option may be withheld unless and until such listing, registration or qualification shall have been effected.  Employee shall deliver to the Company, prior to the exercise of the Option, such information, representations and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the Option Shares are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state securities laws.

(i)
Legend on Stock Certificates.  Certificates evidencing the Option Shares, to the extent appropriate at the time, shall have noted conspicuously on the certificates a legend intended to give all persons full notice of the existence of the conditions, restrictions, rights and obligations set forth in this Award.

2.	Terms and Conditions Applicable to Restricted Shares.

(a)
Termination of Employment.  The Service Condition with respect to the Restricted Shares will be deemed satisfied as to all or a portion of the Restricted Shares if Employee provides Continuous Service to the Company and/or any affiliate following the Grant Date through the date of any of the earlier events listed below:

(i)	In the event of a Termination For Disability or death, all Restricted Shares shall become Vested Shares on the date of such event.

(ii)
Upon a Change in Control, all Restricted Shares shall become Vested Shares, as applicable, on a date specified by the Committee no later than the business day immediately preceding the effective date of the Change in Control, subject to the discretionary authority of the Committee under Section 5 to take further action respecting the Restricted Shares to the extent not inconsistent with this Section 2(a)(ii).

(iii)
In the event of a Termination Without Cause, a pro rata portion of the Restricted Shares shall become Vested Shares on the date of such event.  The pro rata portion of the Restricted Shares that become Vested Shares shall be equal to the difference between (A) the product of (i) the number of Restricted Shares initially granted under this Award and (ii) the lesser of (x) one (1) and (y) twelve (12) plus the number of completed full months between the Grant Date and the Termination Date, divided by thirty (30) and (B) the number of Restricted Shares that became Vested Shares prior to the date of Employee’s Termination of Employment.

(b)	Condition to Delivery of Restricted Shares.

(i)
Employee must deliver to the Company, within two (2) business days after the earlier of (i) the date (the “Vesting Date”) on which any Restricted Shares become Vested Shares, or (ii) the date Employee makes an election pursuant to Section 83(b) of the Internal Revenue Code as to all or any portion of the Restricted Shares, either cash or a certified check payable to the Company in the amount of all tax withholding obligations (whether federal, state or local) imposed on the Company by reason of the vesting of the Restricted Shares, or the making of an election pursuant to Section 83(b) of the Internal Revenue Code, as applicable, except as provided in Section 2(b)(ii).

(ii)
If Employee does not make an election pursuant to Section 83(b) of the Internal Revenue Code, in lieu of paying the withholding tax obligations in cash or by certified check as required by Section 2(b)(i), Employee may elect (the “Restricted Share Withholding Election”) to have the actual number of shares of Common Stock that become Vested Shares reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock determined by the closing price for the Common Stock on the last business day immediately preceding the applicable Vesting Date, is sufficient to satisfy the amount of the tax withholding obligations imposed on the Company by reason of the vesting of the Restricted Shares on the applicable Vesting Date.  Employee may make a Restricted Share Withholding Election only if all of the following conditions are met:

(A)
the Restricted Share Withholding Election must be made on or prior to the Vesting Date by executing and delivering to the Company a properly completed Notice of Restricted Share Withholding Election form, available from the Company upon request; and

(B)	any Restricted Share Withholding Election made will be irrevocable; however, the Committee may, in its sole discretion, disapprove and give no effect to any Restricted Share Withholding Election.

(iii)
Unless and until Employee provides for the payment of the tax withholding obligations in accordance with the provisions of this Section 2(b), the Company shall have no obligation to deliver any of the Vested Shares and may take any other actions necessary to satisfy such obligations, including withholding of appropriate sums from other amounts payable to Employee.  At the request of Employee, the Committee may authorize the Company to participate in such arrangements between Employee and a broker, dealer or other “creditor” (as defined by Regulation T issued by the Board of Governors of the Federal Reserve System) acting on behalf of Employee for the receipt from such broker, dealer or other “creditor” of cash by the Company in an amount necessary to satisfy Employee’s tax withholding obligations in exchange for delivery of a number of Vested Shares directly to the broker, dealer or other “creditor” having a value equal to the cash delivered.

(c)	Issuance of Restricted Shares.

(i)	The Company shall issue the Restricted Shares as of the Grant Date in either manner described below, as determined by the Committee in its sole discretion:

(A)
by the issuance of share certificate(s) evidencing Restricted Shares to the Secretary of the Company or such other agent of the Company as may be designated by the Committee or the Secretary (the “Share Custodian”); or

(B)	by documenting the issuance in uncertificated or book entry form on the Company’s stock records.

Evidence of the Restricted Shares either in the form of share certificate(s) or book entry, as the case may be, shall be held by the Company or Share Custodian, as applicable, prior to, and for a period of six (6) months after, the Restricted Shares become Vested Shares in accordance with the Vesting Schedule.

(ii)
When the Vested Shares cease to be subject to the transfer restrictions under Section 2(e)(ii), the Company or the Share Custodian, as the case may be, shall deliver the Vested Shares to Employee or, at the Company’s election, to a broker designated by the Company (the “Designated Broker”) by either physical delivery of the share certificate(s) or book entry transfer, as applicable, for the benefit of an account established in the name of Employee, in either case, reduced by any Vested Shares withheld and returned to the Company pursuant to Section 2(b)(ii) above or delivered to a broker, dealer or other “creditor” as contemplated by Section 2(b)(iii) above (such reduced number of Vested Shares are referred to in this Section 2(c)(ii) as the “Net Vested Shares”).  If the number of Vested Shares includes a fraction of a share, neither the Company nor the Share Custodian shall be required to deliver

(ii)
the fractional share to Employee, and the number of Vested Shares shall be rounded down to the next nearest whole number.  At any time after receipt by the Designated Broker, Employee may require that the Designated Broker deliver the Net Vested Shares to Employee pursuant to such arrangements or agreements as may exist between the Designated Broker and Employee.

(iii)
In the event that Employee forfeits any of the Restricted Shares, the Company shall cancel the issuance on its stock records and, if applicable, the Share Custodian shall promptly deliver the share certificate(s) representing the forfeited shares to the Company.

(iv)
Employee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Employee with full power and authority to execute any stock transfer power or other instrument necessary to transfer any Restricted Shares to the Company in accordance with this Award, in the name, place, and stead of Employee.  The term of such appointment shall commence on the Grant Date of this Award and shall continue until the last of the Restricted Shares are delivered to Employee as Net Vested Shares or are returned to the Company as forfeited Restricted Shares or as Vested Shares withheld and returned to the Company pursuant to Section 2(b)(ii), as provided by the applicable terms of this Award.

(v)
Unless and until the Restricted Shares are forfeited, Employee shall be entitled to all rights respecting the Restricted Shares applicable to holders of shares of Common Stock generally, including, without limitation, the right to vote such shares and to receive dividends or other distributions thereon as provided by Section 2(d), except as expressly provided in this Award.

(vi)
In the event the number of shares of Common Stock is increased or reduced as a result of a subdivision or combination of shares of Common Stock or the payment of a stock dividend or any other increase or decrease in the number of shares of Common Stock or other transaction such as a merger, reorganization or other change in the capital structure of the Company, Employee agrees that any certificate representing shares of Common Stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian or recorded in book entry form, as applicable, and shall be subject to all of the provisions of this Award as if initially granted hereunder.

(d)
Dividends.  Employee shall be entitled to dividends or other distributions paid or made on Restricted Shares but only as and when the Restricted Shares to which the dividends or other distributions are attributable become Vested Shares.  Dividends paid on Restricted Shares will be held by the Company and transferred to Employee, without interest, on such date as the Restricted Shares become Vested Shares.  Dividends or other distributions paid on Restricted Shares that are forfeited shall be retained by the Company.

(e)	Restrictions on Transfer.

(i)
Restrictions on Restricted Shares.  Except as provided by this Award, Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted

Shares.  Any such disposition not made in accordance with this Award shall be deemed null and void.  The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with this Award, and any Restricted Shares so transferred will continue to be bound by this Award.  Employee (and any subsequent holder of Restricted Shares) may not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares except pursuant to the provisions of this Award.  Any sale, pledge or other transfer (or any attempt to effect the same) of any Restricted Shares in violation of any provision of this Award shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee or pledgee of such Restricted Shares as the owner or pledgee of such Restricted Shares for any purpose.

(ii)
Restrictions on Vested Shares.  Except to the extent of the number of Vested Shares that may be transferred in connection with the satisfaction of tax withholding obligations as contemplated by Section 2(b)(ii) or Section 2(b)(iii), Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Vested Shares for a period of six (6) months immediately following the date such shares become Vested Shares.  Any such disposition not made in accordance with this Award shall be deemed null and void.  Any sale, pledge or other transfer (or any attempt to effect the same) of any Vested Shares by Employee or any subsequent transferee in violation of this Section 2(e)(ii) shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee or pledgee of such Vested Shares as the owner or pledgee of such Vested Shares for any purpose.  If an event specified in Section 2(a) occurs prior to or during the six (6)-month holding period described in this Section 2(e)(ii), the holding period shall be deemed satisfied.

(iii)
Certain Permitted Transfers.  The restrictions contained in this Section 2(e) will not apply with respect to transfers of the Restricted Shares pursuant to applicable laws of descent and distribution; provided that the restrictions contained in this Section 2(e) will continue to be applicable to the Restricted Shares after any such transfer; and provided further that the transferee(s) of such Restricted Shares must agree in writing to be bound by the provisions of this Award.

(f)	Additional Restrictions on Transfer.

(i)
In addition to any legends required under applicable securities laws, the certificates representing the Restricted Shares and Vested Shares, to the extent applicable, shall be endorsed with the following legend and Employee shall not make any transfer of the Restricted Shares or Vested Shares without first complying with the restrictions on transfer described in such legend:

transfer is restricted

The securities evidenced by this certificate are subject to restrictions on transfer and forfeiture provisions which also apply to the transferee as set forth in an award agreement,

dated December 3, 2012, a copy of which is available from the Company.

(ii)
Opinion of Counsel.  No holder of Restricted Shares or Vested Shares may sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares, except (i) pursuant to an effective registration statement under the Securities Act of 1933 (the “Securities Act”) or (ii) in a transaction that fully complies with Rule 144, without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

4.           Administration.  This Award shall be administered by the Committee.  The Committee shall have full and conclusive authority to interpret the Award; to prescribe, amend and rescind rules and regulations relating to this Award; and to make all other determinations necessary or advisable for the proper administration of this Award.  The Committee’s decisions shall be final and binding on Employee.

5.           Change in Capitalization.

(a)
The number and kind of Option Shares, the Exercise Price, Restricted Shares and Vested Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding effected without receipt of consideration by the Company.  No fractional shares shall be issued in making such adjustment.  All adjustments made by the Committee under this Section shall be final, binding, and conclusive.  No fractional shares shall be issued in making such adjustment.  All adjustments made by the Committee under this Section shall be final, binding, and conclusive.

(b)
In the event of a merger, consolidation, extraordinary dividend (including a spin-off), or other reorganization involving the Company or a tender offer for shares of Common Stock, whether or not such an event constitutes a Change in Control, the Committee may, in its sole discretion, adjust the number and class of securities subject to the Option, with a corresponding adjustment made in the Exercise Price; substitute a new option to replace the Option; accelerate the termination of the Option Period to a date prior to the occurrence of any event specified in Paragraph I.D of the Award or Section 1(c); or adjust the Restricted Shares and Vested Shares such that other securities, cash or other property may be substituted for the Common Stock held by the Share Custodian or recorded in book entry form pursuant to this Award.

(c)
The existence of this Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.           Non-Competition.  For two (2) years following the vesting of the Option Shares and the

Restricted Shares, Employee will not enter into any employment, consulting or similar relationship with, or provide services to, any organization or entity that is a competitor of the Company, as identified in the Company’s Severance Plan.  Notwithstanding any vesting schedules set forth in this Award, in the event that Employee violates this Section 6, the Option Shares, Vested Option Shares, shares of Common Stock issued in connection with the exercise of Vested Option Shares, Restricted Shares and Vested Shares shall be forfeited; provided that the Company shall return to Employee the lesser of any consideration paid by Employee in exchange for the shares of Common Stock or the then Fair Market Value of the shares of Common Stock forfeited hereunder.

7.           Governing Laws.  This Award shall be construed, administered and enforced according to the laws of the State of Georgia; provided, however, no option may be exercised and no Restricted Shares shall be issued except, in the reasonable judgment of the Committee, in compliance with exemptions under applicable state securities laws of the state in which Employee resides, and/or any other applicable securities laws.

8.           Successors.  This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the parties.

9.           Notice.  Except as otherwise specified herein, all notices and other communications under this Award shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.  Notices sent to the Company shall be addressed to the attention of the Secretary of the Company.

10.           Severability.  In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.           Entire Agreement.  This Award expresses the entire understanding and agreement of the parties with respect to the subject matter.  This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

12.           Violation.  Any transfer, pledge, sale, assignment, or hypothecation of (a) the Option or any portion thereof or (b) any of the Restricted Shares shall be a violation of the terms of this Award and shall be void and without effect.

13.           Headings and Capitalized Terms.  Section headings used herein are for convenience of reference only and shall not be considered in construing this Award.

14.           Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

15.           No Right to Continued Employment.  The award of Option Shares and Restricted Shares hereunder shall not be construed as giving Employee the right to continued employment with the Company or any affiliate of the Company or affect the right of the Company or any of its affiliates to terminate Employee’s employment at any time.

16.           Section 409A.  With respect to any portion of this Award subject to Section 409A of the Internal Revenue Code (“Section 409A”), this Award is intended to comply with the requirements of Section

409A and the provisions of herein shall be interpreted in a manner that satisfies the requirements of Section 409A, and the Award shall be operated accordingly.  If any provision, term or condition of this Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.

17.           Amendment of the Award. The Committee may, at any time, amend the Award; provided, however that no such amendment, without Employee’s consent, shall adversely affect the rights of Employee under this Award.

18.           Special Definitions.  For purposes of this Award, the following terms shall have the meanings ascribed to it in this Section 17, as follows:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Change in Control” means any one of the following events:

(i)
the acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of voting securities of the Company where such acquisition causes any such Person to own twenty-five percent (25%) or more of the combined voting power of the then outstanding voting securities then entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that the following shall not constitute a Change in Control:  (1) any acquisition directly from the Company, unless such a Person subsequently acquires additional shares of Outstanding Voting Securities other than from the Company; or (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate;

(ii)
within any twelve-month period (beginning on or after the Grant Date), the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the Grant Date shall be deemed to be an Incumbent Director if that director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(iii)
the consummation of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities;

(iv)	the sale, transfer or assignment of all or substantially all of the assets of the Company and its affiliates to any third party; or

(v)	the liquidation or dissolution of the Company.

(c)
“Committee” means the committee appointed by the Board of Directors of the Company to administer the Award.  The Committee shall consist of at least two members of the Board of Directors each of whom shall qualify as a “non-employee director,” as defined in Rule 16b-3 as promulgated under the Securities Exchange Act of 1934 and as an “outside director,” within the meaning of Code Section 162(m) and the regulations promulgated thereunder. The Board of Directors may from time to time remove members from or add members to the Committee. Vacancies on the Committee shall be filled by the Board of Directors.

(d)	“Employment Agreement” shall mean that certain employment agreement between the Company and Employee dated as of November 16, 2012, as may amended from time to time.

(e)
“Fair Market Value” with regard to a date shall mean the closing price at which a share of Common Stock shall have been sold on the last trading date prior to that date as reported by a national securities exchange selected by the Committee on which the shares of Common Stock are then actively traded and published in The Wall Street Journal.

EXHIBIT 1

NOTICE OF EXERCISE OF
STOCK OPTION TO PURCHASE
COMMON STOCK OF
RUBY TUESDAY, INC.

Name
Address

Date

Ruby Tuesday, Inc.
150 West Church Avenue
Maryville, Tennessee  37801
Attention:  Chief Financial Officer

Re:           Exercise of Non-Qualified Stock Option

Gentlemen:

Subject to acceptance hereof by Ruby Tuesday, Inc. (the “Company”) pursuant to the provisions of the Inducement and High-Performance Award dated as of December 3, 2012 (the “Award”), I hereby give notice of my election to exercise options granted to me to purchase ______________ shares of Common Stock of the Company under the Award.  The purchase shall take place as of __________, 20___ (the “Exercise Date”).

On or before the Exercise Date, I will pay the applicable purchase price as follows:

[ ]	by delivery of cash or a certified check for $_____ payable to the order of Ruby Tuesday, Inc.

[ ]
by delivery of a certified check for $___________ representing a portion of the purchase price with the balance to consist of shares of Common Stock that I have owned for at least six months and that are represented by a stock certificate I will surrender to the Company with my endorsement.  If the number of shares of Common Stock represented by such stock certificate exceed the number to be applied against the purchase price, I understand that a new stock certificate will be issued to me reflecting the excess number of shares.

[ ]
by delivery of a stock certificate representing shares of Common Stock that I have owned for at least six months which I will surrender to the Company with my endorsement as payment of the purchase price.  If the number of shares of Common Stock represented by such certificate exceed the number to be applied against the purchase price, I understand that a new certificate will be issued to me reflecting the excess number of shares.

[ ]
by delivery of the purchase price by ________________, a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System. I hereby authorize the Company to issue a stock certificate for the number of shares indicated above in the name of said broker, dealer or other creditor or its nominee pursuant to instructions received by the Company and to deliver said stock certificate directly to that broker, dealer or other creditor (or to such other party specified in the instructions received by the Company from the broker, dealer or other creditor) upon receipt of the purchase price.

The required federal, state and local income tax withholding obligations on the exercise of the Award

EXHIBIT 1 to Inducement and High-Performance Award - Page 1

shall also be paid on or before the Exercise Date.

As soon as the stock certificate is registered in my name, please deliver it to me at the above address.

If the Common Stock being acquired is not registered for issuance to and resale by Employee pursuant to an effective registration statement on Form S-8 (or successor form) filed under the Securities Act of 1933, as amended (the “1933 Act”), I hereby represent, warrant, covenant, and agree with the Company as follows:

The shares of the Common Stock being acquired by me will be acquired for my own account without the participation of any other person, with the intent of holding the Common Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the Common Stock and not with a view to, or for resale in connection with, any distribution of the Common Stock, nor am I aware of the existence of any distribution of the Common Stock;

I am not acquiring the Common Stock based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Common Stock but rather upon an independent examination and judgment as to the prospects of the Company;

The Common Stock was not offered to me by means of publicly disseminated advertisements or sales literature, nor am I aware of any offers made to other persons by such means;

I am able to bear the economic risks of the investment in the Common Stock, including the risk of a complete loss of my investment therein;

I understand and agree that the Common Stock will be issued and sold to me without registration under any state law relating to the registration of securities for sale, and will be issued and sold in reliance on the exemptions from registration under the 1933 Act, provided by Sections 3(b) and/or 4(2) thereof and the rules and regulations promulgated thereunder;

The Common Stock cannot be offered for sale, sold or transferred by me other than pursuant to: (A) an effective registration under the 1933 Act or in a transaction otherwise in compliance with the 1933 Act; and (B) evidence satisfactory to the Company of compliance with the applicable securities laws of other jurisdictions.  The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

The Company will be under no obligation to register the Common Stock or to comply with any exemption available for sale of the Common Stock without registration or filing, and the information or conditions necessary to permit routine sales of securities of the Company under Rule 144 under the 1933 Act are not now available and no assurance has been given that it or they will become available.  The Company is under no obligation to act in any manner so as to make Rule 144 available with respect to the Common Stock;

I have and have had complete access to and the opportunity to review and make copies of all material documents related to the business of the Company, including, but not limited to, contracts, financial statements, tax returns, leases, deeds and other books and records.  I have examined such of these documents as I wished and am familiar with the business and affairs of the Company.  I realize that the purchase of the Common Stock is a speculative investment and that any possible profit therefrom is uncertain;

I have had the opportunity to ask questions of and receive answers from the Company and any person acting on its behalf and to obtain all material information reasonably available with respect to the Company and its affairs.  I have received all information and data with respect to the Company which I

EXHIBIT 1 to Inducement and High-Performance Award - Page 2

have requested and which I have deemed relevant in connection with the evaluation of the merits and risks of my investment in the Company;

I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of the purchase of the Common Stock hereunder and I am able to bear the economic risk of such purchase; and

The agreements, representations, warranties and covenants made by me herein extend to and apply to all of the Common Stock of the Company issued to me pursuant to this Award.  Acceptance by me of the certificate representing such Common Stock shall constitute a confirmation by me that all such agreements, representations, warranties and covenants made herein shall be true and correct at that time.

I understand that the certificates representing the shares being purchased by me in accordance with this notice shall bear a legend referring to the foregoing covenants, representations and warranties and restrictions on transfer, and I agree that a legend to that effect may be placed on any certificate which may be issued to me as a substitute for the certificates being acquired by me in accordance with this notice.

Very truly yours,

AGREED TO AND ACCEPTED: RUBY TUESDAY, INC.

By:

Title:

Number of Shares
Exercised:
Number of Shares
Remaining:	Date::

EXHIBIT 1 to Inducement and High-Performance Award - Page 3

EXHIBIT 2

NOTICE OF OPTION WITHHOLDING ELECTION
RUBY TUESDAY, INC.

TO:	Ruby Tuesday, Inc.
FROM:         ____________________________
RE:                Option Withholding Election

This election relates to the option identified in Paragraph 3 below.  I hereby certify that:

(1)	My correct name and social security number and my current address are set forth at the end of this document.

(2)	I am (check one, whichever is applicable).

[ ]	the original recipient of the option.

[ ]	the legal representative of the estate of the original recipient of the option.

[ ]	a legatee of the original recipient of the option.

[ ]	the legal guardian of the original recipient of the option.

(3)
The option to which this election relates was issued under the Inducement and High-Performance Award (the “Award”) in the name of ____________________ for the purchase of a total of _________ shares of Common Stock.  This election relates to _______________ shares of Common Stock issuable upon exercise of the option, provided that the numbers set forth above shall be deemed changed as appropriate to reflect the applicable Award provisions.

(4)	In connection with any exercise of the Option, I hereby elect:

[ ]
to have certain of the shares issuable pursuant to the exercise withheld by the Company for the purpose of having the value of the shares applied to pay federal, state, and local, if any, taxes arising from the exercise;

[ ]
to have the amount of the tax withholding obligation delivered by ________________, a broker, dealer or other “creditor” as defined by Regulation T issued by the Board of Governors of the Federal Reserve System.  I hereby authorize the Company to issue a stock certificate in number of shares indicated above in the name of said broker, dealer or other creditor or its nominee pursuant to instructions received by the Company and to deliver said stock certificate directly to that broker, dealer or other creditor (or to such other party specified in the instructions received by the Company from the broker, dealer or other creditor) upon receipt of the withholding obligation.

The shares to be withheld or tendered, as applicable, shall have, as of the Tax Date applicable to the exercise, a fair market value equal to the minimum statutory tax withholding requirement under federal, state, and local law in connection with the exercise.

EXHIBIT 2 to Inducement and High-Performance Award - Page 1

(5)	This Option Withholding Election is made no later than the Tax Date and is otherwise timely made pursuant to the Award.

(6)
I understand that this Option Withholding Election may not be revised, amended or revoked by me (except in a manner that satisfies, if applicable, the requirements of the exemption provided under Rule 16b-3 of the Securities Exchange Act of 1934).

(7)	I further understand that the Company shall withhold from the Common Stock a whole number of shares of Common Stock having the value specified in Paragraph 4 above, as applicable.

(8)
The Award has been made available to me by the Company.  I have read and understand the Award and I have no reason to believe that any of the conditions to the making of this Option Withholding Election have not been met.

(9)	Capitalized terms used in this Notice of Option Withholding Election without definition shall have the meanings given to them in the Award.

Dated:
Signature

Social Security Number	Name (Printed)

Street Address

City, State, Zip Code

EXHIBIT 2 to Inducement and High-Performance Award - Page 2